                      NEWMIL BANCORP, INC.
           COMPUTATION OF NET INCOME PER COMMON SHARE
             (in thousands except per share amounts)

                                            Year ended June 30,
                                         1996     1995     1994
Net income
Net income - primary and fully diluted $2,242   $6,224   $2,331

Weighted Average Common and Common
Equivalent Stock
Weighted average common stock
 outstanding                           4,371     4,487    4,484
Assumed conversion as of the
 beginning of each period or upon
 issuance during a period of stock
 options outstanding at the end
 of each period                          365       226      125
Assumed purchase of treasury stock
 during each period with proceeds
 from conversion of stock options
 outstanding at the end of each
 period                                 (231)     (169)     (98)
Weighted average common and common
 equivalent stock outstanding
 - primary                             4,505     4,544    4,511

Weighted average common stock
 outstanding                           4,371     4,487    4,484
Assumed conversion as of the
 beginning of each period or upon
 issuance during a period of stock
 options outstanding at the end
 of each period                          384       247      152
Assumed purchase of treasury stock
 during each period with proceeds
 from conversion of stock options
 outstanding at the end of each
 period                                 (243)     (170)    (153)
Weighted average common and common
 equivalent stock outstanding
 - fully diluted                       4,512     4,564    4,483

Earnings Per Common and Common
Equivalent Share
Primary                                 $0.50    $1.37    $0.52
Fully diluted                           $0.50    $1.37    $0.52